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                                                                  EXHIBIT 10.31

November 13, 1996


Mr. Arnold Bernstein
212 West Hopkins
Aspen, Colorado 81611

Dear Arnie:

We are very excited that you have accepted our offer to be the CEO and President of RentX Industries, Inc. (RentX). We have outlined below the terms of your employment as they have been verbally agreed to:

SALARY:
$15,000 per month, paid pro rata in arrears every two weeks.

BONUS:
Up to 50% of salary paid after the end of the fiscal year end and subject to your continued employment by RentX at that time. The bonus for fiscal year 1997 shall be prorated and will be largely subjective. Subsequent bonuses would have a significant basis in financial results.

BENEFITS:
You are eligible to participate in all RentX benefits programs.

CAR ALLOWANCE:
You shall receive a car allowance of $750 per month.

EQUITY:
Subject to execution of formal option documents, you shall receive options equal to two percent of the initial $15 million of equity in RentX which will be subject to the following vesting schedule:

       20% at the end of your first year of employment
       20% at the end of your second year of employment
       20% at the end of your third year of employment
       20% at the end of your fourth year of employment
       20% at the end of your fifth year of employment

Your ability to vest is subject to your continued employment by RentX on each vesting date. The five-year vesting period is not a commitment for five years or any other fixed period of time (if IPO).

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OTHER:

You will be reimbursed for the cost of moving your personal belongings from Minneapolis to Denver.

You will be able to purchase stock in RentX, on the same basis as the original investors, for up to 90 days.

RentX Industries, Inc. reserves the right to terminate your employment at any time, with or without cause, RentX's only obligation being payment of earned but unpaid salary and vacation pay. You will report to and be subject to the direction of the Board of Directors of Rentx. RentX's obligations and commitments to you cannot be altered from those set forth in this letter agreement except in a writing signed by an authorized RentX officer, after formal Board approval.

Arnie, we look forward to working with yo in this endeavor and to a prosperous relationship.


Sincerely,

RentX Industries, Inc.



/s/ DIRK M. TYLER
Dirk M. Tyler
President



Understood and agreed to as written above.



/s/ ARNOLD BERNSTEIN
-----------------------------------
Arnold Bernstein

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RentX Industries, Inc.
Attn.:  Craig J. Zoellner, Vice President
6000 East Evans, Suite 2-300
Denver, Colorado 80222

                 Re:      Stock Options

Dear Craig:

                  This letter agreement is being delivered to RentX Industries, Inc. (the "Company") in connection with the grant to the undersigned of the right and option to purchase an aggregate of 103,446 shares (the "Optioned Shares") of the Company's nonvoting Class B Common Stock (the "Class B Common Stock") pursuant to the terms of a Restated Nonqualified Stock Option Agreement between the undersigned and the Company executed concurrently with the execution of this letter agreement.

                 Pursuant to the letter agreement dated November 13, 1996 between the Company and the undersigned executed in connection with the employment of the undersigned by the Company, the undersigned is entitled to receive options for a number of shares of Class B Common Stock representing, at the time of the first Fundamental Change, 2.152% of the Fully Diluted Shares exclusive of any Class A Common Stock issued or issuable in respect of any equity investment in preferred stock of the Company in excess of $15,000,000) (the "Specified Fully Diluted Shares"). The undersigned acknowledges that the Optioned Shares represent 2.152% of the Specified Fully Diluted Shares, assuming that the Additional Conversion Rate under Section 4.2.5(c) of the Company's Certificate of Incorporation, as amended (the "Certificate"), is such that the percentage of Fully Diluted Shares represented by the Additional Series B Conversion Shares is 35%. If the percentage of Fully Diluted Shares represented by the Additional Series B Conversion Shares is ultimately determined pursuant to the Certificate to be less than 35%, the undersigned acknowledges and agrees that the Certificate will be amended to increase the Series A Conversion Rate and the Base Series B Conversion Rate as necessary to cause the Optioned Shares to represent, after such increase in the Series A Conversion Rate and the Series B Conversion Rate, 2.152% of the Specified Fully Diluted Shares. Capitalized terms used in this paragraph which are not defined in this letter agreement have the meanings given them in the Certificate.
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RentX Industries, Inc.
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                 If the foregoing sets forth the Company's understanding and agreement, please so indicate by signing below.

                                                   Very truly yours,

                                                   /s/ ARNOLD A. BERNSTEIN

Dated:  February 17, 1997                          Arnold A. Bernstein


Agreed and accepted this 17 day of February, 1997.


RENTX INDUSTRIES, INC.


By:/s/ CRAIG J. ZOELLNER
   ----------------------
    Craig J. Zoellner
    Vice President